INTERNATIONAL FAST FOOD CORPORATION ANNOUNCES CONVERSION OF ITS
                           CLASS "B" PREFERRED SHARES


MIAMI BEACH -(OTCBB: IFFD) - January 2, 2002 International Fast Food Corporation (OTCBB: IFFD) announced conversion by its holders of all its outstanding shares of Class "B" Preferred Stock into 239,597 newly issued shares of Common Stock of the Company.